UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Soliciting Material Pursuant to Section 240.14a-12

CHESAPEAKE ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

AUBREY K. MCCLENDON

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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News Release	AUBREY K. McCLENDON

FOR IMMEDIATE RELEASE

APRIL 26, 2012

SUPPLEMENTAL DISCLOSURE REGARDING AUBREY K. MCCLENDON’S INTERESTS IN CHESAPEAKE ENERGY CORPORATION’S FOUNDER WELL PARTICIPATION PROGRAM

OKLAHOMA CITY, OKLAHOMA, APRIL 26, 2012 – After consultation between the Board of Directors of Chesapeake Energy Corporation (NYSE:CHK) and Aubrey K. McClendon, Chairman and Chief Executive Officer of Chesapeake, Mr. McClendon’s companies, Arcadia Resources, L.P., Larchmont Resources, L.L.C. and Jamestown Resources, L.L.C. are providing supplemental information regarding the interests in oil and gas acquired under Chesapeake’s shareholder-approved Founder Well Participation Program (FWPP).  Since 1993, Mr. McClendon has possessed the contractual right under the FWPP or his employment agreement to participate with up to a 2.5% working interest in the oil and gas wells assigned under the FWPP (FWPP Wells).  Arcadia, Larchmont and Jamestown are each approved as “Founder Affiliates” under the FWPP and in the aggregate hold all of Mr. McClendon’s interests in the FWPP Wells.  In order to address questions generated by various media reports in the past week, the Founder Affiliates are providing the following information:

Outstanding Founder Affiliate Loans: On December 31, 2011, the aggregate principal amount owed under loans secured by the FWPP Wells was $846 million allocated among the Founder Affiliates as indicated in the summary table below. All of the loans were from third parties and none of them were from Chesapeake or its affiliates.

Estimated Founder Affiliate Proved Reserve Volumes: As of December 31, 2011, the total proved reserves associated with the FWPP Wells were estimated to be approximately 810 billion cubic feet of natural gas equivalent (bcfe), of which approximately 45% were proved developed reserves (37% proved developed producing), approximately 55% were proved undeveloped reserves and approximately 87% were natural gas. These calculations do not include interests in FWPP Wells that are categorized as unproved reserves (i.e., probable and possible) and wells in process for which costs have been expended and monies borrowed, but for which no proved reserves have yet been booked. The estimated proved reserves are allocated among the Founder Affiliates as indicated in the summary table below.

Estimated Daily Production Rates: As of December 31, 2011, the estimated average daily production from the FWPP Wells in the aggregate was 147 million cubic feet of natural gas equivalent (mmcfe) allocated among the Founder Affiliates as indicated in the summary table below.

Estimated PV9 of Founder Affiliate Proved Reserves: As of December 31, 2011, the estimated present value of the future net revenue (pre-tax) of the estimated proved reserves attributable to the FWPP Wells discounted at 9% per year and based on NYMEX strip prices at that time (PV9) was approximately $852 million in the aggregate allocated among the Founder Affiliates as indicated in the summary table below. This does not include any value for unproved reserves (i.e., probable and possible) or lease hold. A subset of the proved reserves attributable to the FWPP Wells, proved developed producing reserves (PDP), has been reported in Chesapeake proxy statements based on an annual discount rate of 10% and the unweighted arithmetic average of prices on the first day of each month within the 12 months of the reporting period (SEC PV10).  On this basis, the aggregate PDP reserve value for the FWPP Wells was $409.6 million. At PV9, these same PDP reserves would be valued at $447 million. These PDP reserve valuations do not include any value for (a) unproved reserves (i.e., probable and possible); (b) leasehold or (c) proved developed non-producing or proved undeveloped reserves. Proved reserves at PV9 values are used frequently by lenders in the oil and gas industry.

Summary Table

Founder Affiliate	Loan Inception	Principal Amount	Proved Reserves	Average Daily Production	PV9 Proved	SEC PV10 PDP
Arcadia	Aug. 1993	$181 mm	239 bcfe	35 mmcfe	$234 mm	$117 mm
Larchmont	Dec. 2008	$375 mm	433 bcfe	87 mmcfe	$422 mm	$217 mm
Jamestown	June 2010	$291 mm	138 bcfe	25 mmcfe	$196 mm	$ 76 mm
Totals		$846 mm(1)	810 bcfe(2)	147 mmcfe	$852 mm(3)	$410 mm(4)

(1)   Includes amounts borrowed to pay well costs incurred on wells or leasehold for which no proved reserves have been booked.

(2)   This does not include unproved reserves (i.e., probable and possible).

(3)   This does not include any value for unproved reserves (i.e., probable and possible) or leasehold.

(4)   Based on reporting rules of the Securities and Exchange Commission, calculated using an annual discount rate of 10% and the unweighted arithmetic average of prices on the first day of each month in 2011. At PV9, the value would be $447 mm. This does not include any value for (a) unproved reserves (i.e., probable and possible); (b) proved undeveloped reserves or (c) leasehold.

2011 Asset Sales: During 2011, the Founder Affiliates sold interests in the FWPP wells for approximately $108.6 million in the aggregate resulting in an aggregate net gain of approximately $61 million (pre tax).

There are numerous uncertainties inherent in estimating quantities of proved and unproved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the working interest owner. The reserve data represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates, and such revisions may be material. Accordingly, reserve estimates are often different from the actual quantities of natural gas and oil that are ultimately recovered. Furthermore, the estimated future net revenue from proved reserves and the associated present value are based upon certain assumptions, including prices, future production levels and costs that may not prove correct. Future prices and costs may be materially higher or lower than the prices and costs as of the date of any estimate.

Additional Information and Where to Find It: Chesapeake has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its 2012 annual meeting of shareholders. The definitive proxy statement is not currently available. INVESTORS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND, WHEN IT BECOMES AVAILABLE, THE DEFINITIVE PROXY STATEMENT, BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. You may obtain the preliminary proxy statement, the definitive proxy statement (when available) as well as other relevant documents, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by Chesapeake with the SEC can also be obtained, free of charge, at www.chk.com.

Media Contact:

Ron Hutcheson

202.354.8296

ron.hutcheson@hillandknowlton.com

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